FOR IMMEDIATE RELEASE                                               EXHIBIT 99.2

Contact:  Derek E. Dewan
          Chairman, President and CEO
          (904) 360-2000

Modis Professional Services, Inc. Announces Redemption of Convertible Senior Notes Due 2002

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Oct. 1, 1998--Modis Professional Services, Inc. (NYSE: MPS-news; formerly AccuStaff Incorporated - NYSE.ASI) today announced that it has issued a Notice of Redemption to the holders of the Company's 7% Convertible Senior Notes due 2002. The Company will redeem the Notes at a redemption price equal to 104% of their principal amount. The Notes' November 1, 1998 interest payment will be made in the usual manner. As of September 30, 1998 there were $86,250,000 in principal amount of Notes outstanding. Holders of the Notes may elect to convert the Notes into the Company's common stock at any time on or prior to the close of business of October 30, 1998. Holders of Notes who elect to convert the Notes into the Company's common stock will receive the number of shares of the Company's common stock that results from dividing the principal amount of the Notes to be converted by the current conversion price of $11.35 per share.

Commenting on the announcement, Michael D. Abney, Senior Vice President and Chief Financial Officer, said, "The calling of the Convertible Senior Notes due 2002 will reduce interest paid and, to the extent such Notes are redeemed for cash, will reduce the number of shares used in computing diluted earnings per share."

Modis Professional Services, Inc. is a global provider of business services, including consulting, outsourcing, outplacement, training, and strategic staffing services. The Company provides human resource solutions in the information technology, accounting, legal, engineering/technical, and scientific areas. Headquartered in Jacksonville, Florida, the Company serves the Fortune 1000 and other leading businesses through its offices located in the United States, Canada, the United Kingdom, Continental Europe, and Latin America. For more information about Modis Professional Services, please visit the following web site: www.modispro.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's reports on Forms 10-K, 10-Q and 8-K made under the Securities Exchange Act of 1934. For instance, the Company's results of operations may differ materially from those anticipated in the forward-looking statements due to, among other things: the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the general level of economic activity in the Company's markets; increased price competition; and the continued availability of qualified temporary personnel -- particularly in the information technology and other professional segments of the Company's businesses. In addition, the market price of the Company's stock may from time to time be significantly volatile as a result of, among other things: the Company's operating results; the operating results of other temporary staffing companies; and changes in the performance of the stock market in general.